EXHIBIT 99

Gray
Television, Inc.

Notice of Change in Ending Date of Trading Restriction Blackout Period

May 18, 2004

To: Directors and Executive Officers of Gray Television, Inc.

     The purpose of this notice is to inform you that the ending date of a “blackout period” originally scheduled to occur under the Gray Television, Inc. Capital Accumulation Plan (the “Plan”) for the period beginning March 22, 2004, and ending May 14, 2004 (the “Blackout Period”) has been extended to June 4, 2004. The Blackout Period was scheduled to occur in connection with a change in the administrator and investment provider for the Plan from Smith Barney/Leggett to MetLife. The ending date of the blackout period has been extended due to an unexpected delay encountered by MetLife during the record conversion process.

     During the Blackout Period, participants in the Plan are unable to direct or diversify the assets held in their accounts under the Plan. This restriction on investment direction and diversification also includes assets under the Plan invested in Gray Television, Inc. Common Stock and Gray Television, Inc. Common Stock — A (“Company Stock”). You will be notified in the event there is a further change in the ending date of the Blackout Period as soon as reasonably practicable after such change has been determined.

     Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, as a director or executive officer of Gray Television, Inc. (the “Company”), you are generally prohibited during the Blackout Period from purchasing, selling or otherwise acquiring or transferring any Company Stock if you acquire or previously acquired such Company Stock in connection with your service or employment as a director or executive officer of the Company. Note that various transactions are exempt from these trading restrictions. In addition, there are special rules for determining which Company Stock is treated as having been acquired in connection with service or employment as a director or executive officer. In the event you have any questions regarding the Blackout Period or the restrictions applicable to directors or executive officers of the Company, you may contact Martha E. Gilbert, Gray Television, Inc., 126 N. Washington Street, Albany, GA 31701, Telephone Number: (229) 888-9375.

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607